AMENDMENT TO INVESTOR SERVICES AGREEMENT

The Investor Services Agreement dated June 1, 2009 between Allianz Life Insurance Company of North America and Pacific Investment Management Company is hereby amended by deleting the existing Schedule A, and inserting in lieu thereof the following:

SCHEDULE A
(revised effective May 1, 2011)

Portfolio                                                                                                                   Rate

1.   PIMCO VIT All Asset Portfolio                                                                  25 bps
2.   PIMCO VIT CommodityRealReturn® Strategy Portfolio                         30 bps
3.   PIMCO VIT Emerging Markets Bond Portfolio                                        30 bps
4.   PIMCO VIT Global Advantage Strategy Bond Portfolio                        30 bps
5.   PIMCO VIT Global Bond Portfolio (Unhedged)                                       30 bps
6.   PIMCO VIT Global Multi-Asset Portfolio                                                 35 bps
7.   PIMCO VIT High Yield Portfolio                                                                30 bps
8.   PIMCO VIT Real Return Portfolio                                                              20 bps
9.   PIMCO VIT Total Return Portfolio                                                            20 bps
10. PIMCO VIT Unconstrained Bond Portfolio                                             30 bps

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this amendment to the investor services agreement, as of May 1, 2011

Allianz Life Insurance Company of North America

By:    /s/ Mike Scriver
Name:  Mike Scriver
Title:    Vice President, Hedge Design & Management

Pacific Investment Management Company LLC

By:    /s/ Douglas Ongaro
Name:  Douglas J. Ongaro
Title:    Senior Vice President